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December 13, 1996


Mr. John J. Millerick
Sr. Vice President and CFO

RE:  CALCOMP TECHNOLOGY, INC. - CHANGE OF CONTROL
     TERMINATION BENEFIT AGREEMENT

Dear John:

CalComp Technology, Inc. ("CalComp") is a publicly held corporation. Lockheed Martin Corporation ("Lockheed Martin") currently owns more than 50% of the voting securities of CalComp. If at any future time Lockheed Martin, one or more subsidiaries of Lockheed Martin, or a combination thereof ceases to own or control (directly or indirectly) more than 50% of the voting securities of CalComp, then, for the purposes of this letter a, "change of control" of CalComp shall be deemed to have occurred. The term "voting securities" shall mean securities able to vote for directors or securities convertible into or exchangeable or exercisable for securities able to vote for directors.

We understand that the prospect of a change of control may trouble you, but as a key and valued employee we want you to remain with the Company to help keep the Company running properly. That is why we are offering you the benefits described in this agreement.

If a change of control occurs and if within 18 months from the date of the change of control (1) you are involuntarily terminated by the Company or any successor owner (except for terminations for cause) or; (2) you are removed from the position held immediately prior to the change and the effect is a material reduction of status, responsibilities or duties and you then terminate your employment within 60 days after having your status reduced or; (3) your base salary in effect at the time of the change of control is reduced, and you then terminate your employment within 60 days after having your status reduced, then you will be eligible to receive the benefits described below. No other severance or similar benefits will be paid to you.

1.  SEVERANCE BENEFIT

You will be eligible for a lump-sum severance payment determined under the following formula: an amount equal to one and a half (1 1/2) years' annual base salary immediately prior to the change of control plus an amount equal to one year's Management Incentive Compensation Plan Award at your target level, all less statutory deductions but excluding voluntary deductions, such as for savings plans. (Example: If your salary is $100,000 and your target is 20%, you will receive $150,000 + $20,000 for a total of $170,000, less withholdings).

2.  ACCRUED VACATION BENEFIT

Your will be eligible for a lump-sum cash payment, if applicable, for any vacation earned but not taken through the Effective Date of termination.
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3.  OUTPLACEMENT

You also will receive outplacement assistance from a firm selected by the Company. This assistance will include: (1) group job search and training by a professional outplacement firm; and (2) resume preparation and secretarial assistance. Cost not to exceed $20,000.00.

4.  MEDICAL/DENTAL COVERAGE

You will be eligible for up to 18 months' continuation of your current medical/dental coverage in accordance with the Company's customary COBRA procedures. As part of your benefits, the Company will, at no charge to you, continue your medical/dental coverage, including coverage for your dependents, for the first 12 months following the date your employment with the Company ends or, if earlier, until you become eligible for coverage under a health plan of another employer.

5.  AMENDMENTS

The Company has the right to modify any of the terms set forth in this letter to clarify unclear provisions or remedy omissions, but it will not make any change that it determines would materially reduce the value of the benefits offered to you under this letter.

Thank you in advance for your continued service.

Very truly yours,



Gary R. Long



ACCEPTED:



___________________________________
(Employee)



yh:termagmt